Press Release

Aspen Insurance Holdings
Announces Loss Estimates for Hurricane Charley

Hamilton, BERMUDA, August 24, 2004 — Aspen Insurance Holdings Limited (NYSE: AHL; BSX: AHL BH) today announced loss estimates resulting from Hurricane Charley in the range of $35 million to $50 million after reinsurance and tax.

Chris O'Kane, Chief Executive Officer, commented: "We have received relatively little loss information from clients. The range is therefore based on industry loss estimates and modelling results, which are inherently uncertain." As a result, the actual impact on losses from the hurricane could differ materially from the stated estimates.

About Aspen Insurance Holdings Limited

Aspen Insurance Holdings Limited (Aspen) was established in June 2002. Aspen is a Bermudian holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States. Aspen's operations are conducted through its wholly owned subsidiaries located in London, Bermuda and the United States: Aspen Insurance UK Limited (Aspen Re), Aspen Insurance Limited (Aspen), Aspen Specialty Insurance Company (Aspen Specialty) and Aspen Re America Inc (Aspen Re America). Aspen's reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. Aspen's insurance segment consists of commercial property, commercial liability and U.S. surplus insurance lines of business. Aspen's principal existing shareholders include The Blackstone Group, Candover Partners Limited, Wellington Underwriting plc and Credit Suisse First Boston Private Equity.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about the effect of claims resulting from Hurricane Charley on the Company's results of operations and financial position. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management's current estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements for a variety of reasons. Among other things, these forward-looking statements could be affected by the actual number of the Company's insureds incurring losses from the hurricane, the limited actual loss reports received from the Company's insureds to date, the Company's reliance on industry loss estimates and those generated by modeling techniques, the amount and timing of losses actually incurred and reported by insureds to the Company, the preliminary nature of the range of loss estimates to date from the insurance industry, the limited ability of claims personnel of insureds to make inspections and assess claims of losses to date, the inherent uncertainties of establishing estimates and reserves for losses and loss adjustment expenses, the impact of the hurricane on the Company's reinsurers and the amount and timing of reinsurance recoverables and reimbursements actually received by the Company from its reinsurers.

These and other events that could cause the Company's actual results to differ are discussed in detail in "Risk Factors" contained in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission. We undertake no obligation to publicly correct or update any forward-looking statements.

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Investor Contacts:

Aspen Insurance Holdings Limited	T +441-297-9382

Noah Fields, Head of Investor Relations
Julian Cusack, Chief Financial Officer

US Contacts:

The Abernathy MacGregor Group	T +212-371-5999

Carina Thate

Jason Thompson

UK Contacts:

The Maitland Consultancy	T +44 20 7379 5151

Emma Burdett

Brian Hudspith

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